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                                                            Exhibit 11 (Revised)

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
            For the Three and Six Months Ended June 30, 2003 and 2002
                  (Amounts in thousands, except per share data)

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
                                                                     Three Months Ended         Six Months Ended
                                                                           June 30,                  June 30,
                                                                   ---------------------     ----------------------
                                                                     2003         2002         2003         2002
                                                                     ----         ----         ----         ----
Basic - assumes no dilution:

Net income (loss) for the period ..........................         $ 2,083     $(18,334)      $ 10,182   $ (2,763)
                                                                    -------     --------       --------   --------
Weighted average number of common
   shares outstanding during the period ...................          42,707       40,838         42,704     40,809
                                                                    -------     --------       --------   --------

Net income (loss) per share - basic .......................         $  0.05     $  (0.45)      $   0.24   $  (0.07)
                                                                    =======     ========       ========   ========

Diluted - assumes full dilution:

Net income (loss) for the period ..........................         $ 2,083     $(18,334)      $ 10,182   $ (2,763)
                                                                    -------     --------       --------   --------

Weighted average number of common
   shares outstanding during the period ...................          42,707       40,838         42,704     40,809
Weighted average number of common
   equivalent shares to reflect the dilutive
   effect of common stock equivalent securities:
     Stock options ........................................              25          292             13        299
     Common stock units related to Deferred
       Equity Compensation Plan for Directors .............             139          134            139        134
     Common stock units related to Deferred
       Compensation Plan for Employees ....................              30           30             30         30
Total common and common equivalent                                  -------     --------       --------   --------
   shares adjusted to calculate diluted
   earnings per share .....................................          42,901       41,294         42,886     41,272
                                                                    -------     --------       --------   --------

Net income (loss) per share - diluted .....................         $  0.05     $  (0.45)      $   0.24   $  (0.07)
                                                                    =======     ========       ========   ========

Percentage of dilution compared
   to basic net income per share ..........................             0.0%         0.0%           0.0%       0.0%
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